Exhibit 10.1

July 17, 2017

Ms. Miriam Paramore

2204B 11th Ave S

Nashville, TN 37204

Dear Miriam:

On behalf of OptimizeRx Corporation (the “Company”), we are extremely excited to extend an offer to join us full-time in the exempt position of President with an anticipated start date of date of August 1, 2017. The terms of our offer are outlined below and are subject to a standard background check.

Base Salary. Your annual base salary is $220,000 at the rate of $9,167.00 per semi-monthly pay period, representing payment for all hours worked (“Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions. Your pay for the first pay period of your employment will be prorated based on the number of days you work in that pay period.

Bonus

As President, you are eligible for a bonus as outlined herein. Your annual bonus target will be 40% of your annual salary, payable in a lump sum at such time as may be determined by our Board of Directors, but no later than the earlier of ten (10) business days after we finalize our audited financial statements for the fiscal year; or ninety (90) days following the end of such fiscal year. To be eligible to receive a payment, you must be employed by OptimizeRx at the time any bonuses are paid. Based on your Hire Date, you will be eligible for a pro-rated annual bonus for the 2017 fiscal year during which you were employed by OptimizeRx. Whether a bonus will be awarded, and in what amount, will be based on revenue goals and EBITDA as set forth in our bonus plan. Please see Attachment A, which is incorporated herein by reference, for the complete terms and conditions of your bonus plan.

Equity

As President, you will be granted a one-time stock option to purchase five hundred thousand (500,000) shares of restricted common stock (the “Option Grant”) under the OptimizeRx 2013 Incentive Plan (the “Plan”). The Option Grant will vest in 20% increments annually on each of the first, second, third, fourth and fifth anniversaries of the original grant date. Your Option Award will be subject to all the terms, conditions and restrictions of the Form of Option Grant Agreement and the Plan. Please see Attachment B, which is incorporated herein by reference, for the terms and conditions of your Form of Option Grant Agreement. The exercise price will be the closing market price of the stock on the date of grant. The grant date for your Option Grant is anticipated to be August 2, 2017 when approved by the compensation committee of the Board of Directors and in no circumstance, will be later than August 15, 2017.

Job Responsibilities. As President, your responsibilities will include, but are not limited to the following:

●	Manage all day-to-day elements of the business
●	Coordinate between product, technology, strategy and commercial activities for pharmaceutical companies, agencies and channel partners
●	Meet Channel growth and Revenue Goals through distribution of OptimizeRx Solutions
●	Assist CEO in all strategic decisions around product, technology and partnerships
●	Providing relevant reporting and research to CEO and Board as requested or required, with frequent attendance and presentation of results
●	Management the compensation and MBO plans for all team members
●	Manage the revenue assessment of all new product, service or channel

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long-term disability benefits. Our 401k plan includes a company match of up to 4%, depending on how much you contribute. You will also be eligible to participate in the Company vacation plan. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Expense Reimbursement. We will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy. Additionally, travel and accommodations shall be provided during required time within the corporate offices per approved travel budget from board.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause (as defined in the Plan) after six (6) months, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of six (6) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement. If your employment agreement is terminated at any time by the Company without cause after your one year anniversary, the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of twelve (12) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your employment with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement on or before your first day of employment.

Required I-9 Documentation. Your employment by the Company is also subject to you providing the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9 on your first day of employment.

Certifications. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

If you have any questions, please do not hesitate to call me to discuss. If this offer is acceptable, please sign and date below and return one copy of this letter to the Company no later than 5:00 p.m. on June 30, 2017, at which point in time the terms set forth in this letter shall expire.

Once again Miriam, we are extremely excited at the prospect of you joining us and welcome to OptimizeRx!

With kind regards,

/s/ William J. Febbo
William J. Febbo
CEO

Acknowledged and agreed:

/s/ Miriam Paramore
Miriam Paramore
Dated: 7/10/2017

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